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                                                                     Exhibit 4.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION

   Mercury Interactive Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

   DOES HEREBY CERTIFY:

   FIRST: That at a meeting of the Board of Directors of Mercury Interactive Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

   RESOLVED: that the Restated Certificate of Incorporation of this corporation by amended by changing the first paragraph of the Article thereof numbered III so that, as amended said first paragraph of said Article shall be and read as follows:

   "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is One Hundred and Twenty-five Million (125,000,000) shares. One Hundred and Twenty Million (120,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock, each with a par value of $.002 per share."

   SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the state of Delaware at which meeting the necessary number of share as required by statue were voted in favor of the amendment.

   THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, Mercury Interactive Corporation has caused this certificate to be signed by Amnon Landan, its Chief Executive Officer, and Sharlene Abrams, its Secretary, this 26th day of May, 1999.

                                                    /s/ Amnon Landan
                                          By: _________________________________
                                                  Chief Executive Officer

         /s/ Sharlene Abrams
Attest: _____________________________
               Secretary